UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2011
EASTON-BELL SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123927	20-1636283

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7855 Haskell Avenue, Suite 200 Van Nuys, CA	91406

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 902-5800
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
On May 13, 2011, Easton-Bell Sports, Inc. (the “Company”) entered into an Amendment and Restatement Agreement (the “Amendment”) among the Company, the Canadian borrowers named therein (the “Canadian Borrowers”), the subsidiary guarantors named therein (the “Subsidiary Guarantors”), the lenders party thereto and JPMorgan Chase Bank, N.A., as collateral agent and administrative agent (the “Agent”), which amended the Revolving Credit Agreement, dated as of December 3, 2009 (the “Credit Agreement”), among the Company, the Canadian Borrowers, the Subsidiary Guarantors, the lenders from time to time party thereto, the Agent and the other agents party thereto (the Credit Agreement, as amended by the Amendment, the “Restated Credit Agreement”). The Amendment, among other things, reduces the interest rate applicable to loans made under the Restated Credit Agreement and loosens certain covenants thereunder applicable to the Company and its subsidiaries. In addition, the Amendment extends the maturity date of loans under the Restated Credit Agreement from December 3, 2013 to May 13, 2016; provided, that if the Credit and Guaranty Agreement, dated as of December 3, 2009 among EB Sports Corp., as borrower, RBG Holdings Corp., as guarantor, Wachovia Bank, N.A., as administrative agent and collateral agent and the lenders from time to time party thereto has not been repaid or refinanced prior to July 1, 2015 with a new credit agreement that meets certain criteria set forth in the Restated Credit Agreement, the loans under the Restated Credit Agreement will mature on July 1, 2015.
The foregoing is only a summary of the material terms of the Amendment and does not purport to be complete, and is qualified by reference to the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
ITEM 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Amendment and Restatement Agreement, dated as of May 13, 2011, among the Company, the Canadian Borrowers, the Subsidiary Guarantors, the lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON-BELL SPORTS, INC.
Date: May 19, 2011	By:	/s/ Mark Tripp
		Name:	Mark Tripp
		Title:	Chief Financial Officer, Senior Vice President, Treasurer and Secretary